QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

AMENDMENT TO THE RIGHTS AGREEMENT

        This Amendment to the Rights Agreement (this "Amendment") is entered into as of April 9, 2008, between Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A. (as successor Rights Agent to State Street Bank and Trust Company), as rights agent (the "Rights Agent").

INTRODUCTION

        The Company and the Rights Agent have entered into the Rights Agreement dated as of April 5, 2001 (the "Rights Agreement").

        The Company, Takeda America Holdings, Inc., a New York corporation ("Parent"), and Mahogany Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Sub shall commence a cash tender offer (the "Offer") to purchase all the shares of common stock of the Company, par value $0.001 per share (the "Company Common Stock"). Following the consummation of the Offer, Merger Sub will merge with and into the Company (the "Merger") and the Company Common Stock will be converted into the right to receive $25.00 per share in cash.

        Section 27 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, and subject to certain exceptions that do not apply to the amendments contemplated hereby, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights. On April 9, 2008, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        The Company and the Rights Agent therefore agree as follows:

        1.    Capitalized Terms.    All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

        2.    Amendments.

        (a)   The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following to the end thereof:

          "In addition, notwithstanding anything in this Agreement to the contrary, none of Takeda America Holdings, Inc., Mahogany Acquisition Corp., or any of their Affiliates or Associates, individually or collectively, shall be an "Acquiring Person" solely by reason of: (1) the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the "Merger Agreement") among the Company, Takeda America Holdings, Inc., a Delaware corporation ("Parent"), and Mahogany Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub shall commence a cash tender offer to purchase all the shares of Common Stock (the "Offer"), Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation and as an indirect wholly-owned subsidiary of Parent (the "Merger"), (2) the commencement or consummation of the Offer, (3) the exercise of the option to purchase shares of Common Stock granted pursuant to Section 1.4 of the Merger Agreement (the "Top-Up Option"), (4) the consummation of the Merger, (5) the approval, execution or delivery of the Support Agreement or any amendments thereof or (6) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement."

        (b)   The definition of "Beneficial Ownership" in Section 1(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this definition of Beneficial Ownership to the contrary, none of Parent, Merger Sub, or any of their Affiliates or Associates, individually or collectively, shall be deemed the "Beneficial Owner" or shall be deemed to "beneficially own" any shares of Common Stock solely as a result of (1) the approval, adoption, execution or delivery of the Merger Agreement, (2) the commencement or consummation of the Offer, (3) the exercise of the Top-Up Option, (4) the consummation of the Merger, (5) the approval, execution or delivery of the Support Agreement or any amendments thereof or (6) any of the other transactions contemplated by the Merger Agreement or Support Agreement.

        (c)   The definition of "Final Expiration Date" in Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          " 'Final Expiration Date' shall mean the earlier of (i) the close of business on April 5, 2011 and (ii) the Effective Time, as such term is defined in the Merger Agreement. In the event that the Final Expiration Date means the Effective Time, the Company shall promptly notify the Rights Agent after the occurrence of such Effective Time."

        (d)   The definition of "Stock Acquisition Date" in Section 1(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of (u) the approval, adoption, execution or delivery of the Merger Agreement, (v) the commencement or consummation of the Offer, (w) the exercise of the Top-Up Option, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Support Agreement or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement."

        (e)   The definition of "Section 11(a)(ii) Event" in Section 1(ee) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

          "; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (u) the approval, adoption, execution or delivery of the Merger Agreement, (v) the commencement or consummation of the Offer, (w) the exercise of the Top-Up Option, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Support Agreement or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement"

        (f)    The definition of "Section 13 Event" in Section 1(gg) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

          "; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of (u) the approval, adoption, execution or delivery of the Merger Agreement, (v) the commencement or consummation of the Offer, (w) the exercise of the Top-Up Option, (x) the consummation of the Merger, (y) the approval, execution or delivery of the Support Agreement or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement"

        (g)   Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof and (v) the time immediately prior to the Acceptance Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")."

        (h)   The definition of "Distribution Date" in Section 1(n) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

          "; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of (u) the approval, adoption, execution or delivery of the Merger Agreement, (v) the commencement or consummation of the Offer, (w) the exercise of the Top-Up Option, (x) the consummation of the Merger (y) the approval, execution or delivery of the Support Agreement or any amendments thereof or (z) the consummation of any of the other transactions contemplated by the Merger Agreement or Support Agreement"

        (i)    Section 1 of the Rights Agreement is amended by adding thereto subsections (nn) through (oo) which shall read as follows:

          "(nn)  "Support Agreement" shall mean the Tender and Support Agreement, dated on or about April 10, 2008, between Parent and each of the stockholders party thereto.

          (oo) Each of "Merger Agreement", "Parent", "Merger Sub", "Offer", "Merger" and "Top-Up Option" shall have the meanings given to such terms in the definition of "Acquiring Person".

        3.    Effective Date.    This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.

        4.    Interpretation.    The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

        5.    Effect of Amendment.    Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

        6.    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would cause the application of the laws of any other jurisdiction).

        7.    Counterparts.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        8.    Certification.    The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on April 9, 2008, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.

        9.    Severability.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        10.    Descriptive Headings.    Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

MILLENNIUM PHARMACEUTICALS, INC.
By:	/s/ LAURIE B. KEATING Name: Laurie B. Keating Title: Senior Vice President and General Counsel

        IN WITNESS WHEREOF, the Rights Agent has executed this Amendment as of the date first above written.

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ TYLER HAYNES Name: Tyler Haynes Title: Manager

QuickLinks

  Exhibit 4.1